                           OMEGA PROTEIN CORPORATION

       UNAUDITED CONDENSED CONSOLIDATED TWELVE MONTHS EARNINGS STATEMENT

                                                        Twelve Months Ended
                                                           June 30, 1999
                                                        -------------------
Revenues...............................................      $108,659
Cost of sales..........................................        82,841
                                                             --------
Gross profit...........................................        25,818
Selling, general and administrative expense............         8,479
                                                             --------
Operating income.......................................        17,339
Interest income, net...................................         1,473
Other income (expense), net............................          (427)
                                                             --------
Income before income taxes.............................        18,385
Provision for income taxes.............................         5,939
                                                             --------
Net income.............................................      $ 12,446
                                                             --------
Earnings per share (basic).............................      $   0.52
                                                             --------
Average common shares outstanding......................        24,053
                                                             --------
Earnings per share (diluted)...........................      $   0.52
                                                             --------
Average common shares and common shares equivalents
  outstanding..........................................        24,053
                                                             --------